Exhibit 7(h)

                                LETTER AGREEMENT


September 30, 2001


Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

This letter is to notify you that Janus Adviser Series (the "Trust") has changed the name of Janus Adviser Equity Income Fund to Janus Adviser Core Equity Fund effective September 30, 2001 (the "Fund"). The Trust requests confirmation that all references to "Janus Adviser Equity Income Fund" in the Custodian Contract dated June 29, 2000, as amended, between the Trust and State Street Bank and Trust Company ("State Street") (the "Custodian Contract"), shall be replaced with "Janus Adviser Core Equity Fund," and that State Street will continue to act as custodian for the Fund under the terms of the Custodian Contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS ADVISER SERIES


By:
   --------------------------------
      Kelley Abbott Howes
      Vice President

STATE STREET BANK AND TRUST COMPANY


By:
   --------------------------------


Agreed to this  _________________ day of _________________________, 2001.

cc:      Bonnie M. Howe
         Kelley Abbott Howes
         Glenn O'Flaherty
         Christine Scheel